EXHIBIT 14 (b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in Part B of the Registration Statement on Form N-14 of the Pacific Capital Tax-Free Securities Fund and the Pacific Capital Tax-Free Short Intermediate Securities Fund, each a series of the FundVantage Trust.
/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
June 30, 2010